SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

___________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 17, 2015 (November 16, 2015)

ELEPHANT TALK COMMUNICATIONS CORP.

(Exact name of registrant as specified in Charter)

Delaware	000-030061	95-4557538

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Park Avenue, New York City, New York 10017, United States of America

(Address of Principal Executive Offices) (Zip Code)

Registrant's telephone number, including area code: +31.20.653.5916

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 12, 2015, upon the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”) of the Board of Directors (the “Board”) of Elephant Talk Communications Corp. (the “Company”), the Board appointed per effective date November 16, 2015 Robert Harold (Hal) Turner to be the Executive Chairman of the Board and Mr. Turner accepted such appointment. On the same effective day, the Board appointed Mr. Tim Payne as the interim Chief Executive Officer.

Effective upon the appointments described above, Mr. Steven van der Velden resigned from the Board and the Chief Executive Officer position for personal reasons. Mr. van der Velden did not resign as a result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

Mr. van der Velden has also withdrawn himself as a nominee for director at our 2015 annual meeting of stockholders. In connection with his resignation, Mr. van der Velden will receive a severance payment (the “Severance Payment”) of Euro 660,000 (approximately US$ 710,750) pursuant to certain Severance Agreement (the “Severance Agreement”). Mr. van der Velden shall receive the Severance Payment in the form of equity upon the terms and conditions of the Company’s equity financing that is consummated within six (6) months of the effective date of the Severance Agreement. In the event an equity financing is not consummated within six (6) months of the effective date of Severance Agreement, Mr. van der Velden will receive the Severance Payment upon mutually acceptable terms. The foregoing description of the Severance Agreement does not purport to be complete and is qualified in its entirety by the full text of the Severance Agreement, a copy of which is hereby filed as Exhibit 10.1 and is incorporated by reference herein.

Any shares voted by proxy for the election of Mr. van der Velden as a director at our 2015 annual meeting of stockholders (“Annual Meeting”), scheduled to be held on Wednesday December 16, 2015 at 10:00 a.m. EST at the offices of Ellenoff Grossman & Schole LLP at 1345 Avenue of the Americas, New York, NY 10105, will instead be voted for the election of Mr. Turner, as substitute nominee.

Mr. Turner was the founder, chairman and CEO of ComCloud Corporation in Columbia SC between May 2011 and December 2013. Mr. Turner served as a director, chairman and an advisor to NeoNova Network Services in Raleigh NC between 2010 and 2013. He also served as a chairman of the board of directors of Airewire, Inc. in Atlanta GA from May 2011 to May 2012. He was the chief executive officer of Pac West Telecomm, Inc. in San Francisco CA between 2007 and May 2011. Mr. Turner has extensive experience in the operation and financing of technology and telecom companies.  Mr. Turner obtained his MBA degree in University of South Carolina in 1973 and Bachelor of Science in Marking in University of South Carolina in 1972. We believe that Mr. Turner is qualified to serve as the Executive Chairman of our Board.

  As compensation for his service as a director, Mr. Turner will receive an annual base salary of $300,000, to be paid monthly in arrears. The Board may from time to time review and revise the salary, if necessary depending on relevant benchmark-numbers and peer companies. Upon achievement of certain milestone, Mr. Turner may be entitled to receive $75,000 of cash bonus and 150,000 restricted shares of the Company. Mr. Turner is also entitled to receive 2,500,000 options exercisable by November 11, 2022, i.e. within 7 years of grant. The exercise price is $0.33, being the closing price of the shares of our common stock on the effective day of the appointment, November 16, 2015.

Since the beginning of the Company’s last fiscal year, Mr. Turner has not been a party to any transaction, or any currently proposed transaction, in which the Company was or is to be a participant and the amount involved exceeds $120,000, or in which any related person of Mr. Turner had or will have a direct or indirect material interest.

Prior to the appointment of Interim Chief Executive Officer of the Company, Mr. Payne has been serving as the President of Elephant Talk North America, a wholly owned subsidiary of the Company since April 2014. He was the senior national sales leader with Verizon Telematics (an affiliate of Verizon (NYSE: VZ, a leading broadband and telecommunications company in the U.S.) from February 2008 to March 2014.

There are no arrangements or understandings between Mr. Payne and any other persons pursuant to which Mr. Payne was appointed as an officer of the Company. In addition, there are no family relationships between Mr. Payne and any director, executive officer, or person nominated or chosen by the Company to become a director or executive officer. Furthermore, since the inception of the Company, there have been no transactions in which the Company was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Payne had or will have a direct or indirect material interest, and there are currently no such proposed transactions.

Item 9.01 Exhibits

(d) Exhibits

Exhibit
No.	Description
10.1	Severance Agreement dated November 16, 2015
99.1	Press Release announcing the management change dated November 17, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 17, 2015	ELEPHANT TALK COMMUNICATIONS CORP.

	By:	/s/ Alex Vermeulen
Alex Vermeulen
General Counsel

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